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                                                                    EXHIBIT 99.6

                            AMQUEST FINANCIAL CORP.
                            DUNCAN, OKLAHOMA 73534


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER 24, 1998

To the Stockholders of AmQuest Financial Corp.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "AmQuest Special Meeting") of AmQuest Financial Corp., an Oklahoma corporation ("AmQuest"), will be held on September 24, 1998, at 1:30 p.m., local time, at offices of AmQuest Bank, N.A., 2/nd/ Floor, 16 S. 9/th/ Street, Duncan, Oklahoma 73533, for the following purpose:

     1. Approval of Merger Agreement. To consider and vote upon a proposal to approve the Merger Agreement dated May 6, 1998 (the "Merger Agreement") by and between AmQuest and BancFirst Corporation, an Oklahoma corporation ("BancFirst"), pursuant to which, among other things, AmQuest will merge with and into BancFirst (the "Merger"). Upon consummation of the Merger, each outstanding share of common stock, $1.67 par value, of AmQuest ("AmQuest Common Stock") will be converted into the right to receive shares of common stock, par value $1.00 per share, of BancFirst, subject to possible adjustment if the stockholders' equity of AmQuest is less than certain minimum levels specified in the Merger Agreement, in an exchange intended to be tax free except to the extent of any cash received in lieu of fractional shares or pursuant to the exercise of statutory dissenters' rights. A copy of the Merger Agreement is attached to the Joint Proxy Statement/Prospectus as Appendix A.

     2. Other Business. To consider and transact such other business as may properly be brought before the AmQuest Special Meeting and any adjournment or postponement thereof.

     The Board of Directors of AmQuest has fixed the close of business on August 15, 1998, as the record date for determination of stockholders entitled to notice of and to vote at the AmQuest Special Meeting or at any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS OF AMQUEST HAS APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS FAIR TO, AND IS IN THE BEST INTEREST OF, ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     EACH STOCKHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE AMQUEST SPECIAL MEETING. The giving of such proxy does not affect a stockholder's right to vote in person in the event the stockholder attends the AmQuest Special Meeting.

                                    By Order of the Board of Directors



                                    _____________________________,
                                    Secretary

Duncan, Oklahoma
August   , 1998